Exhibit 16.1

January 6, 2023

United States Securities and Exchange Commission Office of the Chief Accountant

100 F Street, N.E. Washington, D.C. 20549

Ladies and Gentleman:

We have read the statements made by Nine Alliance Science & Technology Group. (the “Company”) under Item 4.01 in the Form 8-K dated January 6, 2023 to be filed with the Securities and Exchange Commission. We agree with such statements therein as related to our firm. We have no basis to agree or disagree with the other statements made by the Company in the Form 8-K.

Sincerely,

/s/ TPS Thayer, LLC
TPS Thayer, LLC
Sugar Land, Texas